                                                                    Exhibit 11.0

Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

                                                               Three Months Ended         Nine Months Ended
                                                                 September 30,              September 30,
                                                           -------------------------   -------------------------
                                                              2004          2003           2004         2003
Net earnings applicable to common shareholders - basic     $   465,164   $    87,786   $ 1,272,625   $   573,099
Add:  Dividend to preferred shareholders                        21,600            --        64,800            --
                                                           -----------   -----------   -----------   -----------
Net earnings - diluted                                     $   486,764   $    87,786   $ 1,337,425   $   573,099
                                                           ===========   ===========   ===========   ===========
Weighted average common shares outstanding - basic          12,550,679    12,341,284    12,482,060    12,324,292

Common share equivalents relating to stock options,
warrants and preferred stock                                 3,571,496       402,157     3,596,813       217,732
                                                           -----------   -----------   -----------   -----------

Adjusted common and common equivalent shares for diluted
computation                                                 16,122,175    12,743,441    16,078,873    12,542,024
                                                           ===========   ===========   ===========   ===========

Net earnings per share:
         Basic                                             $      0.04   $      0.01   $      0.10   $      0.05
         Diluted                                           $      0.03   $      0.01   $      0.08   $      0.05

Anti-dilutive options not included in the earnings per
share computations                                             470,100       342,442       365,100       658,359

See notes to consolidated financial statements